EXHIBIT 10.5

AMENDMENT NO. 2

TO

EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement is entered into on November 7, 2022 (this “Amendment”), by and among Kathleen G. Weber, DNA Genotek, Inc. and OraSure Technologies, Inc.

WHEREAS, the parties have entered into an Employment Agreement, dated as of January 1, 2019, and amended that agreement on December 20, 2021 (as amended, the “Employment Agreement”); and

WHEREAS, the parties desire to further amend the Employment Agreement, as more fully set forth herein.

NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows, effective as of November 14, 2022 (the “Amendment Effective Date”):

1. Sections 1.1 and 1.2 of the Employment Agreement are hereby restated in their entireties as follows:

1.1 Employment. Subject to the terms hereof, the Company agrees to employ Employee and Employee hereby accepts such employment in accordance with the terms and conditions of this Agreement.

1.2 Position and Duties. Employee will be employed as OraSure’s Chief Product Officer and, in that position, will be responsible for the Company’s marketing, sales, product management, and medical & clinical affairs, as well as research and development for the Molecular Solutions Business Unit, and such other duties as are reasonably assigned to her from time to time by the Board or Directors of OraSure (the “Board of Directors”) or the Chief Executive Officer of OraSure (the “CEO”). However, Employee’s title, position and/or duties may be changed from time to time in the discretion of OraSure, and such changes will not constitute a material breach of this Agreement, so long as the authority, duties and responsibilities, which, for greater certainty, include a combination of responsibility for revenue, budget, functions and number of employees, (the “Scope”) of her position are not materially less than the Scope of her position immediately prior to the Amendment Effective Date other than in connection with a general reduction either caused by a change in the nature or scope of the Company’s business, or that affects the Company generally or similarly situated executives in substantially the same proportions.

2. Exhibit A to the Employment Agreement is hereby deleted.

3. Section 6.4 of the Employment Agreement is hereby restated in its entirety as follows:

6.4 Termination by Employee with Good Reason. Employee may terminate her employment under this Agreement for Good Reason; provided that (i) Employee gives written notice to the Board of Directors within sixty (60) days of the event constituting Good Reason; (ii) the Company has not cured the event giving rise to such notice within thirty (30) days of receipt of Employee’s notice; and (iii) Employee resigns her employment within thirty (30) days following the expiration of such cure period. The term “Good Reason” shall mean any of the following actions that are taken without Employee’s prior written consent: (a) a material breach of this Agreement by the Company (or its successor); (b) a material diminution in Employee’s base compensation or in the Scope of Employee’s position as compared to the Scope of her position in effect immediately prior to the Amendment Effective Date other than in connection with a general reduction either caused by a change in the nature or scope of the Company’s business, or that affects the Company generally or similarly situated executives in substantially the same proportions; (c) a change in Employee’s reporting obligation from the CEO to another employee of DNA Genotek or OraSure; or (d) a relocation of Employee’s principal worksite that increases Employee’s one-way commute by more than 30 miles.

4. Section 18 of the Employment Agreement is hereby restated in its entirety as follows:

18. Consent to Suit. Any legal proceeding arising out of or relating to this Agreement shall be instituted in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the county in Pennsylvania in which the Company maintains its principal place of business, and Employee and the Company hereby consent to the personal and exclusive jurisdiction of such court and hereby waive any objection that Employee or the Company may have to personal jurisdiction, venue, and any claim or defense of inconvenient forum.

5. Section 21 of the Employment Agreement is hereby restated in its entirety as follows:

21. Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

6. As amended hereby, the Employment Agreement will remain in full force and effect.

7. This Amendment may be executed, including execution by facsimile or electronic signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

The parties have each executed this Amendment No. 2 on the date first above written.

/s/ Kathleen G. Weber Kathleen G. Weber	ORASURE TECHNOLOGIES, INC. By: /s/ Carrie Eglinton Manner Title: President & CEO
DNA GENOTEK, INC. By: /s/ Carrie Eglinton Manner Title: President & CEO